Exhibit 10.1

EXECUTIVE TRANSITION AGREEMENT

This Executive Transition Agreement (“Agreement”) is made by and between Stephen R. Rizzone (“Executive”) and Energous Corporation (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”) and is effective as of the date it is signed by the Parties (the “Effective Date”).

RECITALS

WHEREAS, Executive is currently the Chief Executive Officer (“CEO”) and an employee of the Company, providing services pursuant to the terms and conditions of his Executive Employment Agreement with the Company, as amended and restated January 1, 2015 (the “Employment Agreement”);

WHEREAS, Executive conveyed to the Company, Executive’s desire to retire, and the Parties have otherwise mutually agreed that Executive’s employment with, and service as a member of the Board of Directors (the “Board”) of, the Company, will terminate as provided herein;

WHEREAS, on April 19, 2021, Executive provided written notice to the Company of his intention to commence a medical leave of absence, effective immediately;

WHEREAS, the Parties wish to ensure an orderly transition of Executive’s duties and responsibilities throughout the period of his medical leave of absence, and agree that Executive’s employment with the Company will terminate upon the conclusion of the Transition Period (as defined in Section 2 below) (the “Termination Date”); and

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1. Executive’s Termination. Executive shall retire at the end of the Transition Period, and the Company agrees to treat the termination of Executive’s employment with the Company as a termination without Cause within the meaning, and for purposes of the separation benefits set forth in Section 4 of, the Employment Agreement, and the Company shall process his termination accordingly. Executive agrees to execute any documentation reasonably necessary to confirm Executive’s termination of employment consistent with the terms hereof. Executive agrees to resign all positions he may hold with the Company and any of its subsidiaries or affiliated entities as an officer and member of the Board effective no later than the Effective Date.

2. Transition Period and Services. In exchange for Executive’s agreement to the general release and waiver of claims and covenant not to sue set forth in Section 9 below (the “First Release”) and Executive’s other promises herein, the Company agrees to continue Executive’s employment during the period beginning on the Effective Date and through and including August 31, 2021, unless earlier terminated by the Company pursuant to this Section 2 (the “Transition Period”) on the terms set forth in this Agreement. Executive agrees to the following: (1) effective immediately, Executive will no longer serve as the Company’s CEO, (2) during the Transition Period, while on medical leave of absence, Executive will not provide any active service to the Company, and (3) if, prior to the end of the Transition Period, Executive and the Company mutually agree that Executive may return to active service, Executive agrees, when and as requested in writing by the Board, to perform reasonable transition services to the Company, including, but not limited to, transitioning of Executive’s responsibilities to an interim and/or non-interim chief executive officer of the Company, if applicable. Executive’s employment during the Transition Period shall continue to be “at-will,” meaning the Company and Executive are both free to terminate Executive’s employment with or without cause or notice. During the Transition Period, Executive shall continue to receive his base salary at the same rate and frequency that he was receiving his base salary immediately prior to the Transition Period, and shall continue to be eligible to participate in then-available Company benefit programs at the same level as he would have been eligible to participate in such programs as of immediately prior to the Transition Period, subject to the terms and conditions, including eligibility requirements, of such programs. If, prior to August 31, 2021, the Company terminates Executive’s transitional at-will employment other than for Cause (as defined in the Employment Agreement), or Executive resigns his employment at the written request of the Company if such request is not for Cause, the Company will provide Executive, in addition to the Accrued Compensation and Severance Benefits described in Sections 3 and 4 respectively below, (a) a lump sum payment equal to the base salary Executive would have received between the actual termination date and August 31, 2021 had Executive’s employment continued until August 31, 2021, and (b) a lump sum payment equal to the monthly premiums under COBRA that Executive would be required to pay to continue Executive’s group health, dental and vision coverage in effect on the actual termination date, and from that date until August 31, 2021.

3. Accrued Compensation. Notwithstanding anything to the contrary in this Agreement, in connection with any termination of employment, the Company shall pay Executive’s earned but unpaid base salary and other vested but unpaid cash entitlements, including unused earned vacation pay (if applicable) and unreimbursed documented business expenses incurred by Executive through and including the Termination Date (collectively “Accrued Compensation and Expenses”). In addition, Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the Termination Date under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements (collectively “Accrued Benefits”). Any Accrued Compensation and Expenses to which Executive is entitled shall be paid to Executive in cash as soon as administratively practicable after the Termination Date. Any Accrued Benefits to which Executive is entitled shall be paid to Executive as provided in the relevant plans and arrangements.

4. Severance Payments. Upon the termination of Executive’s employment (other than for Cause) on the last day of the Transition Period, or if prior to the end of the Transition Period, Executive’s employment with the Company is terminated by the Company (other than for Cause), or Executive resigns his employment at the written request of the Company if such request is not for Cause (each, a “Qualifying Termination” and the date of termination of employment upon such Qualifying Termination, the “Qualifying Termination Date”), Executive will be entitled to the following:

(a) Base Salary and Bonus.

(i) $1,460,000 (the “Compensation-Based Payment”), which amount is equal to two times the sum of (i) $365,000, which amount is equal to Executive’s base salary at the annual rate currently in effect, plus (ii) $365,000, which amount is equal to Executive’s annual target bonus for the Company’s current fiscal year (the “Target Bonus”). $580,000 of the Compensation-Based Payment shall be payable in lump sum in the first payroll period following expiration of the Qualifying Termination Date and the remainder shall be payable in 36 equal semi-monthly installments of $24,444.44 each, beginning in the first payroll period following the earlier to occur of (i) the expiration of the six (6)-month period measured from Executive’s Qualifying Termination Date or (ii) the date of Executive’s death following the Qualifying Termination Date.

(ii) An amount equal to the product of (i) the amount of the Target Bonus payable based on actual performance, as determined by the Board and (ii) a fraction, the numerator of which is the number of days for which the Executive was employed by the Company during the quarterly bonus period in which the Qualifying Termination Date occurs, and the denominator of which is the total number of calendar days in such quarterly bonus period (the “Prorated Bonus”). The Prorated Bonus shall be payable at such time as quarterly bonuses are payable to the Company’s other executives, and in any event no later than March 15, 2022.

(b) COBRA Premium-Based Payment. $68,896.00 (the “COBRA-Based Payment”), which is an amount equal to 24 times $2,829.00, which amount is equal to the monthly premium under COBRA that Executive would be required to pay to continue the group health, dental and vision coverage in effect on the Qualifying Termination Date for the Executive’s and the Executive’s eligible dependents, which payments shall be made regardless of whether Executive elects COBRA continuation coverage. Executive shall have no right to an additional gross-up payment to account for the fact that such COBRA premium amounts are paid on an after-tax basis. The COBRA-Based Payment shall be payable in 36 equal semi-monthly installments of $1,886.00 beginning in the first payroll period following the earlier to occur of (i) the expiration of the six (6)-month period measured from Executive’s Qualifying Termination Date or (ii) the date of Executive’s death following the Qualifying Termination Date.

(c) Additional Cash Payment. Subject to Executive’s execution and non-revocation of the Second Release (as defined below in Section 10) by the Second Release Deadline (as defined below in Section 10), and in connection with and in exchange for the Parties’ promises herein, the Company will provide Executive $2,000,000, payable in lump sum in the first payroll period following expiration of the Second Release Deadline.

(d) Company Car. Subject to Executive’s execution and non-revocation of the Second Release by the Second Release Deadline, and both during the Transition Period and following the Termination Date (i) Executive may continue to use the 2019 Audi Q7 (“Company Car”), and (ii) the Company shall continue to make the monthly lease payments with respect to the Company Car through the end of the lease period, and at the end of such period, make the pay-off payment such that the Company Car shall be paid in full. After all payments are made, the Company shall transfer title in the Company Car to Executive.

(e) Attorney Fee Reimbursement. The Company will reimburse Executive up to $10,000 in reasonable and documented attorney’s fees incurred by Executive directly in connection with the negotiation and drafting of this Agreement. Executive shall submit to the Company formal invoices reflecting such incurred fees within thirty (30) calendar days following the Termination Date. The Company shall issue reimbursement within ten (10) busines days following Executive’s submission of documentation.

For purposes of this Agreement, “Cause” shall have the meaning set forth in the Employment Agreement.

If, prior to the end of the Transition Period, Executive resigns his employment absent a written request of the Company to do so, or is terminated by the Company for Cause, he will not be entitled to any of the benefits in this Section 4, any further salary, bonus or other cash compensation, other than the Accrued Compensation and Expenses and the Accrued Benefits.

5. Equity.

(a) Deferred Settlement of Vested RSUs. Executive’s Deferred RSUs (as defined below) will be settled as soon as administratively practicable following the earlier to occur of (i) the expiration of the six (6)-month period measured from Executive’s Termination Date or (ii) the date of Executive’s death following the Termination Date.

For purposes of this Agreement, “Deferred RSUs” means the restricted stock units for the number of shares of Company common stock granted on the date set forth in following table that are vested and outstanding as of the Effective Date:

Date of Grant	Number of RSUs
February 26, 2015	246,226
November 1, 2016	150,000
April 9, 2017	193,059

(b) Deferred Settlement of Vested PSUs. Executive’s Deferred PSUs (as defined below) will be settled as soon as administratively practicable following the earlier to occur of (i) the expiration of the six (6)-month period measured from Executive’s Termination Date or (ii) the date of Executive’s death following the Termination Date.

For purposes of this Agreement, “Deferred PSUs” means the performance based restricted stock units for the number of shares of Company common stock granted on the date set forth in following table that are vested and outstanding as of the Effective Date:

Date of Grant	Number of PSUs
November 1, 2016	150,000

(c) Stock Options. Executive will be permitted to exercise any vested shares subject to his Stock Options (as defined below) until 12 months following the Termination Date, but in no event later than the expiration date of the Stock Options.

For purposes of this Agreement, “Stock Options” means the options for shares of Company common stock granted with the exercise price and on the date set forth in the following table that are vested and outstanding as of the Effective Date:

Date of Grant	Number of Vested Shares Subject to Outstanding Stock Options	Exercise Price
February 26, 2015	28,198	$1.68
November 1, 2016	496,546	$6.00

Executive agrees that he does not hold and is not entitled to receive any stock options or other equity awards in addition to the Stock Options and the Deferred RSUs that are outstanding as of the Effective Date. For purposes of this Agreement, “Equity Award Agreements” means the written grant and award agreements governing the Stock Options, Deferred RSUs and Deferred PSUs.

6. Waiver of Good Reason. Executive agrees and acknowledges that Executive’s transition from the position of CEO of the Company, including, but not limited to, any adjustment in the terms and conditions of Executive’s employment related thereto (including entry into this Agreement) shall not constitute grounds for Executive to terminate Executive’s employment for Good Reason (as defined in the Employment Agreement) and will not be considered an involuntary termination under this Agreement or any plan, program or arrangement of the Company, which means Executive will not be eligible to receive severance payments or benefits in connection with this transition. Executive also hereby waives the ability to terminate for Good Reason and receive any payments or benefits under the Employment Agreement following the Effective Date.

7. All Payments. Executive understands and agrees that except as expressly provided for this Agreement, Executive shall not be entitled to any other consideration, separation or change in control benefits, including, but not limited to, any severance payments, equity acceleration benefits or any other severance benefits provided for in the Employment Agreement or the Equity Award Agreements.

8. Company Proprietary and Confidential Information & Other Policies. Executive hereby acknowledges that he will continue to be bound by the Company Confidential Information and Invention Assignment Agreement dated October 1, 2013 (the “ECIIAA”), including, but not limited to, Executive’s non-solicitation obligations in Section 8 therein. During the Transition Period, Executive will continue to be bound by and comply fully with the Company’s, insider trading policy, code of conduct, and any other policies and programs adopted by the Company regulating the behavior of its employees. Executive confirms that upon his termination, Executive will deliver to the Company all documents and data of any nature containing or pertaining to such information and that Executive has not taken or retained, whether in electronic or hard copy form, any such documents or data or any reproduction thereof.

9. First Release.

(a) General Release and Waiver of Claims. To the fullest extent permitted by law, Executive, individually and on behalf of his representatives, successors, and assigns, hereby releases and waives any and all claims, rights, demands, actions, obligations, and causes of action of any and every kind, nature and character Executive may have against the Company, and each of its present and former parents, subsidiaries, divisions, affiliates, and its and their respective predecessors in interest, members, partners, principals, shareholders, subscribers, consultants, professional advisors, directors, officers, agents, attorneys, employees, and representatives, and the successors and assigns of each of them (collectively “Company Releasees”), whether known or not known, including, without limitation, claims under the Employment Agreement, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of Executive’s employment or change in the terms of Executive’s employment, claims under Title VII of the 1964 Civil Rights Act, as amended, and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act. By signing this Agreement, Executive is not releasing or waiving any claims under the California Fair Employment and Housing Act; however, for the avoidance of doubt, Executive will release and waive such claims once Executive signs the Second Release. To the fullest extent permitted by law, the Company hereby releases and waives any and all claims, rights, demands, actions, obligations, and causes of action of any and every kind, nature and character the Company may have against Executive and Executive’s successors and assigns (collectively “Executive Releasees”), whether known or not known, except for claims for fraud, misappropriation of trade secrets or material breach of the ECIIAA (“Excluded Claims”). The Company is not presently aware of any acts or omissions by Executive, or otherwise any facts, upon which Excluded Claims could be based.

By signing below, Executive and the Company expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Executive and the Company do not intend to release claims: (i) that Executive may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, (ii) for indemnification or fiduciary insurance pursuant to the Company’s Certificate of Incorporation, Bylaws or other agreements with the Company; or (iii) for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

(b) Covenant Not to Sue. To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will Executive or the Company pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which Executive may now have, have ever had, or may in the future have against Company Releasees, or which the Company may now have, have ever had, or may in the future have against Executive Releasees, which is based in whole or in part on any matter released by this Agreement. Nothing in this paragraph shall prohibit or impair Executive or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either Party to commit (or aid or abet in the commission of) any unlawful act.

(c) Protected Rights. Executive understands that nothing in the General Release and Waiver of Claims and Covenant Not to Sue paragraphs above, or otherwise in this Agreement, limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies.

10. Conditions to Receipt of Severance & Other Benefits. The receipt of the additional cash payment pursuant to Section 4(c) will be subject to Executive signing the release of claims attached hereto as Exhibit A (the “Second Release”) and satisfying all conditions to make the Second Release effective by no later than thirty (30) days after the Executive’s Qualifying Termination Date (the “Second Release Deadline”), provided, however, that the Second Release does not release any of Executive’s rights to his compensation under this Agreement or his rights to indemnification or fiduciary insurance pursuant to the Company’s Certificate of Incorporation, Bylaws or other agreements with the Company.

11. Indemnification. For the avoidance of doubt, Executive will continue to be covered by any indemnification agreement in place between Executive and the Company, and remain named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time, with respect to actions taken while an officer or director of the Company pursuant to the terms of such agreement and policy.

12. Defend Trade Secrets Act. Executive acknowledges and understands that, pursuant to the Defend Trade Secrets Act (18 U.S.C. § 1833(b)), he will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company or its affiliates that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to his attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive further acknowledges and understands that if he files a lawsuit for retaliation for reporting a suspected violation of law, he may disclose the trade secret to his attorney and use the trade secret information in the court proceeding if he (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement with or policy of the Company or its affiliates (including Exhibit A hereto), is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

13. Arbitration. Except for any claim for injunctive relief arising out of a breach of a Party’s obligations to protect the other’s proprietary information, the Parties agree to arbitrate, in Santa Clara County, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other Party. The arbitrator’s decision shall be final, binding, and conclusive. The Parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The Parties expressly waive any entitlement to have such controversies decided by a court or a jury.

14. Attorneys’ Fees. If any action is brought to enforce the terms of this Agreement, the prevailing Party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other Party, in addition to any other relief to which the prevailing Party may be entitled.

15. No Admission of Liability. This Agreement is not and shall not be construed or contended by Executive to be an admission or evidence of any wrongdoing or liability on the part of the Company, its representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under Federal Rule of Evidence 408, California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.

16. Complete and Voluntary Agreement. This Agreement, together with Exhibit A and the Equity Award Agreements, constitute the entire agreement between Executive and the Company with respect to the subject matter hereof and, supersedes the Employment Agreement and other all prior negotiations and agreements, whether written or oral, relating to such subject matter, with the exception of the ECIIAA, the equity plans and the Equity Award Agreements, in each case as modified herein. Executive acknowledges that neither the Company nor its agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing Executive to execute the Agreement, and Executive acknowledges that Executive has executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and is executing this Agreement voluntarily, free of any duress or coercion.

17. Severability. The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the Parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

18. Modification; Counterparts; Facsimile/PDF Signatures. It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the Parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

20. Taxes. All payments made under this Agreement will be subject to reduction to reflect taxes or other charges required to be withheld by law.

To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with the Company; or (ii) the date of Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A. Any termination of Executive’s employment is intended to constitute a separation from service and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1.

[SIGNATURE TO EXECUTIVE TRANSITION AGREEMENT FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE	ENERGOUS CORPORATION

/s/ Stephen R. Rizzone	/s/ Dan Fairfax
Stephen R. Rizzone	Dan Fairfax
Chairman of the Board of Directors

7/8/2021	7/8/2021
Date	Date

[SIGNATURE TO EXECUTIVE TRANSITION AGREEMENT]

EXHIBIT A

SECOND RELEASE

This general release of all claims and covenant not to sue (the “Second Release”) is entered into between Stephen R. Rizzone (“Executive”) and Energous Corporation (the “Company”) (collectively, “the parties”).

WHEREAS, on July 8, 2021, Executive and the Company entered into an Executive Transition Agreement regarding Executive’s transition and separation from employment with the Company (the “Transition Agreement”) to which this Second Release is attached as Exhibit A);

WHEREAS, on [                 ], 2021, Executive’s employment with the Company terminated (the “Separation Date”);

WHEREAS, this agreement serves as the Second Release, pursuant to the Transition Agreement; and

WHEREAS, Executive and the Company desire to mutually, amicably and finally resolve and compromise all issues and claims surrounding Executive’s employment and separation from employment with the Company;

NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below, Executive and the Company hereby enter into this Second Release.

1. Acknowledgment of Payment of Wages. By Executive’s signature below, Executive acknowledges that, on the Separation Date, the Company paid Executive for all wages, salary, accrued vacation (if applicable), bonuses, commissions, reimbursable expenses previously submitted by Executive, and any similar payments due Executive from the Company as of the Separation Date. By signing below, Executive acknowledges that the Company does not owe Executive any other amounts, except as may become payable under the Transition Agreement and the Second Release. Executive agrees to promptly submit for reimbursement all final outstanding expenses, if any.

2. Return of Company Property. Executive hereby warrants to the Company that Executive has returned to the Company all property or data of the Company of any type whatsoever that has been in Executive’s possession, custody or control.

3. Consideration. In exchange for Executive’s agreement to this Second Release and Executive’s other promises in the Transition Agreement and herein, the Company agrees to provide Executive with the consideration set forth in Section 4 of the Transition Agreement. By signing below, Executive acknowledges that Executive is receiving the consideration in exchange for waiving Executive’s rights to claims referred to in this Second Release and Executive would not otherwise be entitled to the consideration.

4. Non-Disparagement. In addition to any other existing obligations regarding non-disparagement, (i) Executive shall not make, directly or indirectly, any negative or disparaging statements or comments, either as fact or as opinion about the Company or its products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement and (ii) the Company will use its best efforts to ensure that the Company’s current executive officers and current Board members, for so long as they are employed by or providing services to the

Company, shall not make, directly or indirectly, any negative or disparaging statements or comments, either as fact or as opinion about Executive, with any written or oral statement. Nothing in this section shall prohibit Executive or the Company or its executive officers or Board from providing truthful information in response to a subpoena or other legal process.

5. General Release and Waiver of Claims. The payments and promises set forth in this Second Release are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which Executive may be entitled by virtue of Executive’s employment with the Company or Executive’s separation from the Company, including pursuant to the Transition Agreement. To the fullest extent permitted by law, Executive, individually and on behalf of his representatives, successors, and assigns, hereby releases and waives any and all claims, rights, demands, actions, obligations, and causes of action of any and every kind, nature and character Executive may have against the Company, and each of its present and former parents, subsidiaries, divisions, affiliates, and its and their respective predecessors in interest, members, partners, principals, shareholders, subscribers, consultants, professional advisors, directors, officers, agents, attorneys, employees, and representatives, and the successors and assigns of each of them (collectively “Company Releasees”), whether known or not known, including, without limitation, claims under the Employment Agreement, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of Executive’s employment or separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act. To the fullest extent permitted by law, the Company hereby releases and waives any and all claims, rights, demands, actions, obligations, and causes of action of any and every kind, nature and character the Company may have against Executive and Executive’s successors and assigns (collectively “Executive Releasees”), whether known or not known, except for claims for fraud, misappropriation of trade secrets or material breach of the ECIIAA (“Excluded Claims”). The Company is not presently aware of any acts or omissions by Executive, or otherwise any facts, upon which Excluded Claims could be based.

By signing below, Executive and the Company expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Executive and the Company do not intend to release claims: (i) that Executive may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, (ii) for indemnification or fiduciary insurance pursuant to the Company’s Certificate of Incorporation, Bylaws or other agreements with the Company; or (iii) for enforcement of this Agreement.. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause set forth in the Transition Agreement.

6. Covenant Not to Sue. To the fullest extent permitted by law, at no time subsequent to the execution of this Second Release will Executive or the Company pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which Executive may now have, have ever had, or may in the future have against Company Releasees, or which the Company may now have, have ever had, or may in the future have against Executive Releasees, which is based in whole or in part on any matter released by this Second Release. Nothing in this paragraph shall prohibit or impair Executive or the Company from complying with all applicable laws, nor shall this Second Release be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

7. Protected Rights. Executive understands that nothing in the General Release and Waiver of Claims and Covenant Not to Sue paragraphs above, or otherwise in this Second Release, limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). Executive further understands that this Second Release does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Second Release does not limit Executive’s right to receive an award for information provided to any Government Agencies.

8. Review of Second Release; Expiration of Offer. Executive understands that Executive may take up to twenty-one (21) days to consider this Second Release (the “Consideration Period”). The offer set forth in this Second Release, if not accepted by Executive before the end of the Consideration Period, will automatically expire. By signing below, Executive affirms that Executive was advised to consult with an attorney prior to signing this Second Release. Executive also understands that Executive may revoke this Second Release within seven (7) days of signing this document and that the consideration to be provided to Executive pursuant to Section 4 of the Transition Agreement will be provided only after the expiration of that seven (7) day revocation period and pursuant to the terms regarding timing of payment set forth in the Transition Agreement.

9. Effective Date. This Second Release is effective on the eighth (8th) day after Executive signs it, provided Executive has not revoked it as of that time (the “Effective Date”).

10. Other Terms of Transition Agreement Incorporated Herein. All other terms of the Transition Agreement to the extent not inconsistent with the terms of this Second Release are hereby incorporated in this Second Release as though fully stated herein and apply with equal force to this Second Release, including, without limitation, the provisions set forth in Sections 7 through 9 and Sections 13 through 20.

[SIGNATURE PAGE TO SECOND RELEASE FOLLOWS]

EXECUTIVE’S ACCEPTANCE OF SECOND RELEASE

BEFORE SIGNING MY NAME TO THE SECOND RELEASE, I STATE THE FOLLOWING: I HAVE READ THE SECOND RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE SECOND RELEASE KNOWINGLY AND VOLUNTARILY.

Effective upon execution by Executive and the Company.

EXECUTIVE	ENERGOUS CORPORATION

Stephen R. Rizzone	Dan Fairfax
Chairman of the Board of Directors

Date	Date

Date Delivered to Executive

[SIGNATURE PAGE TO SECOND RELEASE]